EXHIBIT 99.4
Private – Confidential
Mr. Jose Eugenio Lopez Barrios
Pico de Turquino #13-302
MEX – 14210 Delegacion Tlalpan
22nd June, 2006
Additional Compensation
Dear Mr. Lopez Barrios:
Pursuant to Section 4 of your Employment Agreement with Dirsamex, S.A. de C.V. you are eligible for bonus compensation at the discretion of the Company. As from 1st January, 2006 the following bonus structure applies:
•	if during the fiscal year Jafra achieves 100% of Net Activity target established by the Board for that fiscal year, (the “Net Activity Target”) you will be entitled to a bonus equal to 60% of your base salary.

•	If the Company achieves 85% of the Net Activity Target, you are entitled to a bonus equal to 36% of your base salary.

•	If the Net Activity achieved by Jafra is less than 85% of the Net Activity Target, you are ineligible for any bonus.

•	If Jafra achieves more than 85% of the Net Activity Target, but less than 100% of the Net Activity Target, you are entitled to a bonus equal to the sum of (1) 36% of your base salary and (2) 1.6% of your base salary for each 1% that Jafra exceeds 85% of such Net Activity Target.

•	If Jafra achieves more than 100% of the Net Activity Target, you are entitled to a bonus equal to the sum of (1) 60% of your base salary and (2) 1.2% of your base salary for each 1% that Jafra exceeds 100% of such Net Activity Target up to a maximum of 120% of the Net Activity Target (= 84% of base salary).

•	If the Net Activity achieved by Jafra is more than 120% of the Net Activity Target, you are eligible for a bonus equal to 84% of your base salary.
Enclosed please find a copy of the detailed calculation.

Page 2 of letter to Mr. Jose Eugenio Lopez Barrios

For purposes of the bonus plan, Net Activity equals Total Net Activity as the term is defined in the Rules of Vorwerk Management Reporting as of July 2004. The Net Activity is calculated with the currency exchange rate which was determined for the budget calculation of the corresponding year. The bonus payable to you under the bonus plan will be paid in a lump sum no later than 30 days following receipt by the Board of Jafra’s audited consolidated financial statements for the relevant fiscal year.
The above-described bonus plan is subject to modification by the Company each year at its sole discretion.

Yours sincerely Dirsamex, S.A. de C.V.
By:
Ron Clark

Jafra Worldwide Holdings (Lux) S.aR.L.
By:
Wolfgang Bahlmann

Agreed:

Name: Jose Eugenio Lopez Barrios